Exhibit 5.1

William Gleeson

General Counsel

Applied Minerals, Inc.

55 Washington Street

Brooklyn, New York 11201

July 23, 2018

Board of Directors

Applied Minerals, Inc.

55 Washington Street

Brooklyn, New York 11201

Gentlemen:

This opinion is furnished in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 for

(i)

the offer and sale, from time to time, by selling stockholders, as defined in the prospectus, of up to 26,900,000 already outstanding shares (“Shares”) of the common stock, $0.001 par value (“Common Stock”) of Applied Minerals, Inc. (the “Company”);

(ii)	the offer and sale of up to 17,602,033 shares of our Common Stock (“Warrant Shares”) issuable upon exercise of Warrants (“Warrants”).

 The Common Stock and Warrant Shares are referred to collectively as the “Securities.”

I have reviewed, among other things, (i) the Certificate of Incorporation of the Company, as in effect as of the date of the issuance of the Shares and Warrants and as of the date hereof, (ii) the Bylaws of the Company, as in effect as of the date of the issuance of the Shares and Warrants and as of the date hereof, (iii) the Warrants, and (iv) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Securities.

As to certain facts material to my opinion, I have relied on factual information in certificates from government officials or officers of the Company.  I have not independently verified such information.

In rendering these opinions, I have made assumptions customary in opinions of this type.

The opinions expressed in paragraphs 1 and 3 below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Constitution and the Delaware General Corporation Law.

 Based upon and subject to the foregoing, it is my opinion that:

1. The Shares of Common Stock have been validly issued, fully paid and non-assessable.

2.  The Warrants constitute legally valid and binding obligations of the Company, subject to the effect of (i) bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity (whether applied by a court of law or equity), including without limitation as to the availability of specific performance, injunctive relief or other equitable remedies.

3.  The Warrant Shares, when issued upon valid exercise of the Warrants in accordance the terms of such Warrants, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ William Gleeson